Exhibit 99.1

Contact:	Daniel Foley – Investors	Alberto Lopez – Media
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6370	(702) 407-6344

Release #HET 02-0618

Harrah’s Entertainment Reports Fourth-Quarter, Full-Year Results;

Caesars Acquisition, Strong Demand Spur Operating Gains

LAS VEGAS, February 22, 2006 – Harrah’s Entertainment, Inc. (NYSE:HET) today reported record fourth-quarter revenues of $2.1 billion, up 76.2 percent from revenues of $1.2 billion in the 2004 fourth quarter.

Property Earnings Before Interest, Taxes, Depreciation and Amortization (Property EBITDA) rose 85.1 percent in the 2005 fourth quarter to a record $534.5 million from Property EBITDA of $288.7 million in the year-earlier period. Fourth-quarter Adjusted Earnings Per Share (EPS) from continuing operations were 66 cents in the fourth quarter, up 11.9 percent from 59 cents in the 2004 fourth quarter.

Property EBITDA and Adjusted EPS are not Generally Accepted Accounting Principles (GAAP) measurements but are commonly used in the gaming industry as measures of performance and as a basis for valuation of gaming companies. In addition, analysts’

per-share earnings estimates for gaming companies are comparable to Adjusted EPS from continuing operations.

Reconciliations of Adjusted EPS to GAAP EPS and Property EBITDA to income from operations are attached to this release.

In addition to its strong operating results, Harrah’s also wrote off certain intangible assets at certain South Central Region casinos:

•                  Harrah’s wrote off $88.7 million of intangible assets at its Biloxi, Mississippi, property, since that property was damaged extensively by Hurricane Katrina. This pre-tax write-off is included in “Write-downs, reserves and recoveries.”

•                  Harrah’s wrote off $56.1 million (pre-tax) of goodwill and recorded a $19.2 million recovery due to the termination of a contractual liability at its Lake Charles, Louisiana, property, also reported in “Write-downs, reserves and recoveries.”

•                  Harrah’s wrote off $49.9 million of goodwill related to its Louisiana Downs property.  This pre-tax write-off is reported in “Writedowns, reserves and recoveries.”

•                  Harrah’s wrote off $78.6 million, after tax, of intangible assets related to its Gulfport, Mississippi, property. Harrah’s has agreed to sell its Gulfport property; consequently, this charge is included in “Discontinued operations.”

The recognition of these fourth-quarter impairment charges was determined after consideration of the appropriate accounting guidance and a review of the status of the impacted properties. The company continues to work closely with its insurance carriers and claims adjusters to ascertain the full amount of the insurance proceeds due to Harrah’s as a result of the damages to fixed assets and covered losses it suffered. To the extent that such proceeds received in future periods ultimately exceed the net book value of the damaged assets and deferred costs, the company will report a gain for those recoveries.

As a result of these charges, 2005 fourth-quarter income from operations was $111.5 million, compared with $165.0 million in the year-earlier period. The fourth-quarter net loss was $142.2 million, compared with net income of $76.9 million in the 2004 fourth quarter. The loss per share for the 2005 fourth quarter was 78 cents, compared with diluted earnings per share of 68 cents in the year-ago quarter.

In two important gauges of customer loyalty – same-store sales growth and cross-market play – Harrah’s posted strong gains. Fourth-quarter same-store sales at legacy Harrah’s properties rose 12.3 percent from the year-ago quarter, while cross-market play increased 23.3 percent; the comparisons exclude properties closed in the period due to hurricane damages.

“Our ability to deliver such dynamic increases in these key performance metrics is a testament not only to the efficacy of a strategy focused on offering unparalleled geographic diversification and superior customer service, but also on the dedication and professionalism of the thousands of employees responsible for executing that strategy,” said Gary Loveman, chairman, president and chief executive officer of Harrah’s Entertainment. “Thanks to their efforts, we achieved solid revenue growth in most operating markets and record fourth-quarter revenues in many of them.

“Effective marketing stimulated increased customer loyalty at the Harrah’s and Horseshoe brands, resulting in both trip growth and higher spending per trip across our portfolio of legacy properties,” Loveman said. “From a market perspective, our Las Vegas and Atlantic City operations performed well throughout the quarter. We also saw positive momentum building at our Northern Nevada and Horseshoe properties.

“We began systems integration in the fourth quarter and expect to complete integration of Harrah’s customer-relationship capabilities – our Total Rewards player-loyalty program and revenue- and yield-management systems – into the Caesars properties in April 2006,” Loveman said. “Based upon our experience with other acquired properties, we anticipate these capabilities will enable the Caesars facilities to benefit from increased market share and visitation.”

For the full year, revenues rose 56.3 percent to $7.1 billion from $4.5 billion in 2004. Property EBITDA increased to $1.9 billion, up 59.7 percent from $1.2 billion in 2004.  Adjusted EPS from Continuing Operations were $3.44, compared with $3.04 in 2004.

Full-year income from operations was $979.7 million, up 23.8 percent from $791.1 million in 2004. Net income in 2005 was $236.4 million, compared with $367.7 million in 2004, while 2005 diluted earnings per share were $1.57, compared with $3.26 a year earlier. Results for 2005 include the contribution of the Caesars business since the acquisition date of June 13, 2005. Data for 2004 include results of the Horseshoe properties subsequent to their July 1, 2004, acquisition.

Fourth-quarter highlights:

•                  Pursuing an aggressive international growth strategy, Harrah’s Entertainment signed agreements in November to develop three gaming resorts in the Caribbean and Europe:

•                  In Spain, Harrah’s signed an agreement with El Reino de Don Quijoite de La Mancha, S.A., to develop a Caesars-branded casino resort in a master-planned community at Ciudad Real, 118 miles south of Madrid. Preliminary plans for the resort include an 850-room luxury hotel, a 50,000-square-foot casino and a 3,000-seat Colosseum theater. The resort will be owned 60 percent by Harrah’s and 40 percent by El Reino.

•                  Subject to completion of definitive documentation, Harrah’s plans to operate a Caesars-branded resort hotel and casino as part of Baha Mar, a 1,000-acre mixed-use project with Baha Mar Resorts and Starwood Hotels & Resorts Worldwide, Inc., in Nassau, The Bahamas.

•                  In Nova Gorica, Slovenia, Harrah’s signed a memorandum of understanding to develop a luxury hotel and casino as part of a proposed 50-50 joint venture with HIT Group, Slovenia’s premier casino operator. Located on the border with Italy, the resort would be Slovenia’s first full-amenity casino resort.  This project is subject to completion of definitive documentation.

•                  In November, Harrah’s announced plans for a $550 million upgrade and expansion of Harrah’s Atlantic City. The project encompasses a 964-room hotel tower and a 172,000-square-foot retail and entertainment complex, which will include a Red Door spa, an ultra-lounge nightclub, an indoor pool, a new Diamond Lounge, new retail stores, a 650-seat buffet and a 500-seat coffee shop. The existing buffet will be converted into new gaming space, adding 400 slot machines and 20 table games. The entertainment and retail center is expected to open by the end of 2006, while the new hotel tower is scheduled to open in the second quarter of 2008.

•                  Harrah’s closed on its $370 million acquisition of the Imperial Palace Hotel & Casino in December, strategically positioning the company for future growth on the Las Vegas Strip. The Imperial Palace occupies an 18.5-acre parcel directly between Harrah’s Las Vegas and the Flamingo.

•                  Harrah’s signed a definitive agreement in December to sell the remaining assets of Grand Casino Gulfport. The transaction is expected to close by the end of the first quarter of 2006, subject to receipt of regulatory approvals. Harrah’s intends to pursue the development of a resort casino at the former location of the Grand Casino Biloxi.

•                  In November, Harrah’s signed a definitive agreement to sell the Flamingo Laughlin hotel-casino and an undeveloped land parcel in Atlantic City for $170 million in cash.

Assuming regulatory approvals are received, Harrah’s expects the transaction to close in mid-2006.

“Our international development strategy is to extend the Caesars brand – widely viewed globally as the most recognized gaming-entertainment brand – to high-growth-potential markets around the world that offer stable political and regulatory environments,” Loveman said. “Our international plans are an extension of our domestic development strategy, which also focuses on expansion in stable jurisdictions.”

2005 highlights:

•                  Harrah’s Entertainment completed its $9.3 billion acquisition of Caesars Entertainment, Inc. in June, cementing the company’s position as the largest provider of casino entertainment in the world.

•                  Harrah’s sold Harrah’s Tunica and Harrah’s East Chicago to an affiliate of Colony Capital, LLC, in April 2005. The properties were sold in connection with the Harrah’s-Caesars merger agreement. Colony also acquired the Atlantic City Hilton and Bally’s Tunica from Caesars as part of the transaction.

•                  Harrah’s named three new members – William Barron Hilton, Stephen F. Bollenbach and Charles L. Atwood – to its Board of Directors. Hilton, co-chairman of Hilton Hotels Corp., and Bollenbach, co-chairman and chief executive officer of Hilton Hotels, joined the Harrah’s board in June following the completion of Harrah’s merger with Caesars Entertainment. Both had previously been members of the Caesars board. Atwood, Harrah’s chief financial officer, was appointed to the Harrah’s board in July.

•                  Harrah’s Entertainment led Casino Player’s Best of Gaming Awards for the sixth consecutive year, capturing a record 869 awards, including 375 first-place finishes, in the magazine’s annual poll of gaming customers from across the country. The company’s 2005 performance was boosted by the addition of 18 Caesars Entertainment casinos, which received a total of 141 awards, including 62 first-place honors.

•                  The Rio hosted the 36th annual World Series of Poker from June 2 to July 15. The event was the largest poker tournament in history, with more than 32,000 paid tournament registrations and a gross prize pool of more than $106 million – more than double the size of the 2004 World Series of Poker.

•                  The company was forced to close three Gulf Coast casinos on August 30 due to the approach of Hurricane Katrina. Grand Casino Gulfport and Grand Casino Biloxi were destroyed by the storm; Harrah’s New Orleans, which also sustained damage, could not reopen until February 2006. In September 2005, Harrah’s Lake Charles suffered extensive damage from Hurricane Rita. The property’s 263-room hotel re-opened in February 2006, but the gaming facilities, which were severely damaged, are not expected to re-open in the foreseeable future. The company is exploring alternatives that include a possible exit from the Lake Charles market.

In the following tables, Harrah’s Entertainment, Inc. retains its reporting format from previous periods while incorporating properties acquired in 2005 as separate line items in each region.

Caesars Acquisition Bolsters Strong Legacy Property Results In West Region

West Results

(in millions)

	2005	2004	Percent	2005	2004	Percent
	Fourth	Fourth	Increase	Full	Full	Increase
	Quarter	Quarter	(Decrease)	Year	Year	(Decrease)
Harrah’s Northern Nevada
Total revenues	$106.8	$99.8	7.0%	$456.6	$452.4	0.9%
Income from operations	8.9	3.4	161.8%	67.1	60.0	11.8%
Property EBITDA	19.8	15.2	30.3%	106.4	103.1	3.2%
Harrah’s Southern Nevada
Total revenues	283.7	265.5	6.9%	1,128.0	1,062.5	6.2%
Income from operations	63.2	58.4	8.2%	283.0	246.0	15.0%
Property EBITDA	91.1	75.5	20.7%	366.4	316.1	15.9%
Harrah’s West
Total revenues	390.5	365.3	6.9%	1,584.6	1,514.9	4.6%
Income from operations	72.1	61.8	16.7%	350.1	306.0	14.4%
Property EBITDA	110.9	90.7	22.3%	472.8	419.2	12.8%
Acquired properties*
Total revenues	468.6	—	N/A	981.1	—	N/A
Income from operations	89.5	—	N/A	194.4	—	N/A
Property EBITDA	124.2	—	N/A	266.5	—	N/A
Total West Region
Total revenues	$859.1	$365.3	135.2%	$2,565.7	$1,514.9	69.4%
Income from operations	161.6	61.8	161.5%	544.5	306.0	77.9%
Property EBITDA	235.1	90.7	159.2%	739.3	419.2	76.4%

*Acquired properties include Caesars Palace, Bally’s/Paris, Flamingo Las Vegas and Imperial Palace. 2005 full-year results include results from Caesars properties from June 13, 2005. 2005 fourth-quarter results include results from Imperial Palace from December 22, 2005.

Harrah’s three legacy properties in Southern Nevada each reported record results. Revenues rose 6.9 percent and Property EBITDA increased 20.7 percent from the 2004 fourth quarter. Strong cross-market visitation throughout the 2005 fourth quarter bolstered results.

Effective marketing helped Northern Nevada revenues rise 7.0 percent and Property EBITDA increase 30.3 percent to record levels, continuing the positive momentum achieved in the 2005 third quarter.

West Region gains were also enhanced by the addition of Caesars’ four Nevada properties – Caesars Palace, Bally’s Las Vegas, Paris Las Vegas and the Flamingo Las Vegas. These properties combined posted an 8.7 percent gain in total revenues and a 6.4 percent increase in Property EBITDA compared with what Caesars reported in the 2004 fourth quarter as a separate company.

“We expect our revenue-management and customer-loyalty capabilities will continue to help stimulate gains at both the legacy Harrah’s properties and the acquired facilities in the West Region,” said Tim Wilmott, Harrah’s chief operating officer.

East Region Continues Solid Performance

East Results

(in millions)

	2005	2004	Percent	2005	2004	Percent
	Fourth	Fourth	Increase	Full	Full	Increase
	Quarter	Quarter	(Decrease)	Year	Year	(Decrease)
Harrah’s Atlantic City
Total revenues	$110.3	$96.0	14.9%	$449.9	$423.3	6.3%
Income from operations	26.4	18.1	45.9%	121.4	109.4	11.0%
Property EBITDA	36.7	28.1	30.6%	162.7	148.0	9.9%
Showboat Atlantic City
Total revenues	93.9	82.0	14.5%	384.7	357.6	7.6%
Income from operations	21.2	15.5	36.8%	94.1	90.4	4.1%
Property EBITDA	29.2	24.1	21.2%	137.1	123.5	11.0%
Harrah’s East
Total revenues	204.2	178.0	14.7%	834.6	780.9	6.9%
Income from operations	47.6	33.6	41.7%	215.5	199.8	7.9%
Property EBITDA	65.9	52.2	26.2%	299.8	271.5	10.4%
Acquired properties*
Total revenues	277.2	—	N/A	651.1	—	N/A
Income from operations	49.9	—	N/A	140.0	—	N/A
Property EBITDA	72.6	—	N/A	193.5	—	N/A
Total East Region
Total revenues	$481.4	$178.0	170.4%	$1,485.7	$780.9	90.3%
Income from operations	97.5	33.6	190.2%	355.5	199.8	77.9%
Property EBITDA	138.5	52.2	165.3%	493.3	271.5	81.7%

*Acquired properties include Caesars Atlantic City and Bally’s Atlantic City. 2005 full-year results include results from Caesars properties from June 13, 2005.

Aggressive marketing helped the Harrah’s and Showboat properties in Atlantic City post strong fourth-quarter results, with combined revenues rising 14.7 percent from the 2004 fourth quarter and Property EBITDA increasing 26.2 percent to a record level. Year-ago results were impacted by an October 2004 strike that affected all of the company’s Atlantic City operations.

Results in the East Region included contributions from Caesars Atlantic City and Bally’s Atlantic City, acquired on June 13, 2005. Their combined revenues were 15.5 percent higher and EBITDA was 42.4 percent higher than what Caesars reported in the 2004 fourth quarter.

“Site work is under way on the $550 million expansion of Harrah’s Atlantic City that will open in stages, beginning with a new entertainment and retail center that will be ready around the end of the year,” said Wilmott.

North Central Revenues Rise

North Central Results

(in millions)

	2005	2004	Percent	2005	2004	Percent
	Fourth	Fourth	Increase	Full	Full	Increase
	Quarter	Quarter	(Decrease)	Year	Year	(Decrease)
Illinois/Indiana
Total revenues	$197.4	$187.2	5.4%	$825.4	$587.8	40.4%
Income from operations	29.1	33.0	-11.8%	148.4	103.0	44.1%
Property EBITDA	37.1	40.0	-7.3%	180.9	126.2	43.3%
Iowa
Total revenues	60.3	64.6	-6.7%	248.9	254.0	-2.0%
Income from operations	10.5	13.8	-23.9%	46.1	68.1	-32.3%
Property EBITDA	17.4	19.8	-12.1%	72.1	75.7	-4.8%
Missouri
Total revenues	125.8	119.7	5.1%	486.0	458.1	6.1%
Income from operations	16.0	20.7	-22.7%	73.0	78.2	-6.6%
Property EBITDA	30.4	34.0	-10.6%	124.8	123.1	1.4%
Harrah’s North Central
Total revenues	383.5	371.5	3.2%	1,560.3	1,299.9	20.0%
Income from operations	55.6	67.5	-17.6%	267.5	249.3	7.3%
Property EBITDA	84.9	93.8	-9.5%	377.8	325.0	16.2%
Caesars Indiana*
Total revenues	79.3	—	N/A	174.1	—	N/A
Income from operations	9.7	—	N/A	28.6	—	N/A
Property EBITDA	17.9	—	N/A	43.0	—	N/A
Total North Central
Total revenues	$462.8	$371.5	24.6%	$1,734.4	$1,299.9	33.4%
Income from operations	65.3	67.5	-3.3%	296.1	249.3	18.8%
Property EBITDA	102.8	93.8	9.6%	420.8	325.0	29.5%

*  2005 full-year results include results from Caesars Indiana from June 13, 2005

Combined revenues at Harrah’s properties in Illinois, Indiana, Iowa and Missouri rose 3.2 percent in the fourth quarter, while combined Property EBITDA declined 9.5 percent from the year-earlier period.

“The fourth-quarter decrease in Harrah’s Property EBITDA year-over-year was related to additional costs incurred due to high direct-mail and promotional expenses,” Wilmott said.

Missouri results were lower due to competitive factors in those markets. Iowa results declined due to construction disruption at the Bluffs Run property.

North Central Region results in the quarter included contributions from Caesars Indiana, whose revenues rose 3.0 percent and Property EBITDA declined 5.8 percent in the fourth quarter of 2004, when it was part of Caesars Entertainment.

“In March, we expect to open the $86.6 million expansion of Bluffs Run, which will be re-branded as a Horseshoe property and introduce table games to the only land-based casino in the Omaha market,” Wilmott said.

Hurricanes, Intangible Asset Write-Offs Impact South Central Results

South Central Results

(in millions)

	2005	2004	Percent	2005	2004	Percent
	Fourth	Fourth	Increase	Full	Full	Increase
	Quarter	Quarter	(Decrease)	Year	Year	(Decrease)
Louisiana
Total revenues	$90.7	$198.9	-54.4%	$700.2	$762.5	-8.2%
Income from operations	(93.0)	21.3	N/M	(39.8)	97.3	N/M
Property EBITDA	23.3	35.0	-33.4%	137.7	148.6	-7.3%
Mississippi
Total revenues	65.2	55.3	17.9%	246.4	113.4	117.3%
Income from operations	15.4	11.2	37.5%	59.6	25.8	131.0%
Property EBITDA	19.3	15.8	22.2%	76.1	33.4	127.8%
Harrah’s South Central
Total revenues	155.9	254.2	-38.7%	946.6	875.9	8.1%
Income from operations	(77.6)	32.5	N/M	19.8	123.1	-83.9
Property EBITDA	42.6	50.8	-16.1%	213.8	182.0	17.5%
Acquired properties*
Total revenues	80.1	—	N/A	221.7	—	N/A
Income from operations	(74.1)	—	N/A	(48.0)	—	N/A
Property EBITDA	18.4	—	N/A	53.9	—	N/A
Total South Central
Total revenues	$236.0	$254.2	-7.2%	$1,168.3	$875.9	33.4%
Income from operations	(151.7)	32.5	N/M	(28.2)	123.1	N/M
Property EBITDA	61.0	50.8	20.1%	267.7	182.0	47.1%

*Acquired properties include Grand Casino Tunica, Sheraton Tunica and Grand Casino Biloxi from June 13, 2005.

Fourth-quarter results in the South Central region, which include the Louisiana and Mississippi properties, were severely affected by the hurricane-related closures of four properties and write-offs of intangible assets. As a result, combined revenues for legacy Harrah’s properties declined 38.7 percent and Property EBITDA was down 16.1 percent from the 2004 fourth quarter.

Harrah’s New Orleans, which had been closed since August 30, 2005, reopened on February 17, 2006. Harrah’s Lake Charles reopened its hotel in February 2006, but the company is considering its options, including a possible exit from this market.

The financial results for the South Central Region include write-offs of intangible assets, reported in Write-downs, reserves and recoveries, totaling $194.7 million associated with the Grand Casino Biloxi, Harrah’s Lake Charles and Harrah’s Louisiana Downs properties. The write-downs of these assets followed the completion by the company of its annual impairment review of non-amortizing intangible assets, which is performed during the fourth quarter. The Biloxi and Lake Charles properties were heavily damaged by hurricanes.

Grand Casino Biloxi, acquired in the Caesars transaction, was closed throughout the fourth quarter. An agreement has been reached to sell the site of the former Grand Casino Gulfport, so the financial results for this property have been reclassified to Discontinued operations and are therefore not included in the South Central Region’s results.

Managed Properties and Other Items

Fourth-quarter gross management fees rose 15.9 percent due largely to expansions at two properties managed for Indian tribes.

Corporate expense increased 44.1 percent from the 2004 fourth quarter due to the addition of Caesars’ corporate expenses and the costs of transforming Harrah’s corporate centers to manage the combined company. Corporate expense for the 2005 fourth quarter equaled 1.3 percent of revenues, compared with 1.6 percent in the year-ago quarter.

The amortization of intangible assets includes the estimated amortization of certain intangible assets acquired in the Caesars transaction. The amortization is based on estimates of the value of these assets per the preliminary purchase-price allocation. The fourth-quarter expense of $10.5 million is net of $9.1 million to reflect the reduction in the third-quarter estimate of amortization expense following the refinement of the purchase-price allocation. The purchase-price allocation process is still under way and subject to further adjustment until the company completes its review and finalizes this information in the first half of 2006.

Interest expense was more than double the 2004 fourth-quarter amount due to additional debt related to the Caesars acquisition. The company recorded $19.1 million in costs during the quarter related to the integration of the Caesars.

Despite recording a pre-tax loss from continuing operations, the company recorded an income-tax provision for the 2005 fourth quarter due to the impact on the provision calculation of certain of the intangible assets impairment charges for which the company will not receive a tax deduction. The fourth-quarter tax provision is partially offset by tax credits that will be received due to payment of payroll to employees impacted by Hurricanes Katrina and Rita. The annual tax rate for 2005 was 46.4 percent. Excluding the impact of these permanent items from the tax-rate calculation, the effective tax rates for fourth quarter and full year 2005 were 31.6 percent and 36.6 percent, respectively. The 2004 fourth-quarter tax rate was 33.8 percent and the full-year rate 36.7 percent.

Discontinued operations for the fourth quarter of 2005 include the financial results of the Grand Casino Gulfport, the Reno Hilton and the Flamingo Laughlin, all of which were acquired in the Caesars transaction and have been classified as assets held for sale. Harrah’s completed the sale of a Nova Scotia hotel in the fourth quarter of 2005. Discontinued operations for the 2004 fourth quarter included the operating results of Harrah’s East Chicago and Harrah’s Tunica, which were sold in April 2005.

Weighted average shares outstanding for fourth quarter were 182.8 million shares, compared with 113.7 million in the 2004 fourth quarter. For 2005, weighted average shares outstanding were 150.2 million, compared with 112.9 million in 2004. The increases are due primarily to the 67.9 million shares issued in June 2005 in connection with the Caesars acquisition.

Conference Call Details

Harrah’s Entertainment will host a conference call Wednesday, February 22, 2006, at 9:00 a.m. Eastern Standard Time to review its 2005 fourth-quarter and full-year results. Those interested in participating in the call should dial 1-888-399-2695, or 1-706-679-7646 for international callers, approximately 10 minutes before the call start time.

A taped replay of the conference call can be accessed at 1-800-642-1687, or 1-706-645-9291 for international callers, beginning at 10:00 a.m. EST Wednesday, February 22. The replay will be available through 11:59 p.m. EST on Wednesday, March 1. The passcode number for the replay is 4209247.

Interested parties wanting to listen to the live conference call on the Internet may do so on the company’s web site – www.harrahs.com – in the Investor Relations section under the Investor News tab.

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment. Since its beginning in Reno, Nevada 68 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions.  Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

More information about Harrah’s is available at its Web site – www.harrahs.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, strategies, future performance and future financial results of Harrah’s.  These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein);  financial community and rating agency perceptions of Harrah’s; the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular; construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; the ability to timely and cost-effectively integrate into Harrah’s operations the companies that it acquires, including with respect to its acquisition of Caesars; access to available and feasible financing on a timely basis; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents; abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

	Fourth Quarter Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(In millions, except per share amounts)	2005	2004	2005	2004

Revenues	$2,094.7	$1,189.0	$7,111.0	$4,548.3
Property operating expenses	(1,560.2)	(900.3)	(5,168.2)	(3,331.5)
Depreciation and amortization	(158.5)	(89.1)	(496.5)	(327.2)
Operating profit	376.0	199.6	1,446.3	889.6

Corporate expense	(27.1)	(18.8)	(97.7)	(66.8)
Caesars acquisition costs	(19.1)	(2.3)	(55.0)	(2.3)
Income/(losses) on interests in nonconsolidated affiliates	0.6	(0.6)	1.2	(0.9)
Amortization of intangible assets	(10.5)	(3.7)	(49.9)	(9.4)
Project opening costs	(4.1)	(1.7)	(16.4)	(9.5)
Write-downs, reserves and recoveries	(204.3)	(7.5)	(248.8)	(9.6)

Income from operations	111.5	165.0	979.7	791.1
Interest expense, net of interest capitalized	(161.0)	(76.3)	(481.2)	(271.8)
Losses on early extinguishments of debt	(1.1)	—	(3.3)	—
Other income, including interest income	4.0	4.1	8.0	9.5

(Loss)/income before income taxes and minority interests	(46.6)	92.8	503.2	528.8
Provision for income taxes	(20.8)	(30.7)	(227.8)	(190.7)
Minority interests	(3.0)	(2.3)	(11.9)	(8.6)
(Loss)/income from continuing operations	(70.4)	59.8	263.5	329.5
Discontinued operations, net of tax	(71.8)	17.1	(27.1)	38.2
Net (loss)/income	$(142.2)	$76.9	$236.4	$367.7

Earnings per share – basic
(Loss)/income from continuing operations	$(0.39)	$0.54	$1.78	$2.97
Discontinued operations, net of tax	(0.39)	0.15	(0.18)	0.34
Net (loss)/income	$(0.78)	$0.69	$1.60	$3.31

Earnings per share – diluted
(Loss)/income from continuing operations	$(0.39)	$0.53	$1.75	$2.92
Discontinued operations, net of tax	(0.39)	0.15	(0.18)	0.34
Net (loss)/income	$(0.78)	$0.68	$1.57	$3.26

Weighted average common shares outstanding	182.8	111.4	148.0	111.2
Weighted average common and common equivalent shares outstanding	182.8	113.7	150.2	112.9

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL OPERATING INFORMATION

(UNAUDITED)

	Fourth Quarter Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(In millions)	2005	2004	2005	2004

Revenues
West Region	$859.1	$365.3	$2,565.7	$1,514.9
East Region	481.4	178.0	1,485.7	780.9
North Central Region	462.8	371.5	1,734.4	1,299.9
South Central Region	236.0	254.2	1,168.3	875.9
Managed	20.3	15.2	75.7	60.7
Other	35.1	4.8	81.2	16.0
Total revenues	$2,094.7	$1,189.0	$7,111.0	$4,548.3

Income/(loss) from operations
West Region	$161.6	$61.8	$544.5	$306.0
East Region	97.5	33.6	355.5	199.8
North Central Region	65.3	67.5	296.1	249.3
South Central Region	(151.7)	32.5	(28.2)	123.1
Managed	15.8	12.6	60.9	51.7
Other	(30.8)	(21.9)	(96.4)	(69.7)
Corporate expense	(27.1)	(18.8)	(97.7)	(66.8)
Caesars acquisition costs	(19.1)	(2.3)	(55.0)	(2.3)
Total income from operations	$111.5	$165.0	$979.7	$791.1

Property EBITDA (a)
West Region	$235.1	$90.7	$739.3	$419.2
East Region	138.5	52.2	493.3	271.5
North Central Region	102.8	93.8	420.8	325.0
South Central Region	61.0	50.8	267.7	182.0
Managed	16.2	12.8	64.7	52.1
Other	(19.1)	(11.6)	(43.0)	(33.0)
Total Property EBITDA	$534.5	$288.7	$1,942.8	$1,216.8

Write-downs, reserves and recoveries
Impairment of goodwill and other intangible assets	$194.7	$—	$194.7	$—
Hurricane expense	20.7	—	41.5	—
Cancellation of contractual liability	(19.2)	—	(19.2)	—
Contribution to The Harrah’s Foundation	—	—	10.0	10.0
True-up of Bluffs Run prior period’s gaming tax accrual	—	—	—	(16.6)
Other	8.1	7.5	21.8	16.2
Total write-downs, reserves and recoveries	$204.3	$7.5	$248.8	$9.6

(a)Property EBITDA (earnings before interest, taxes, depreciation and amortization) consists of Income from operations before depreciation and amortization, write-downs, reserves and recoveries, project opening costs, corporate expense, Caesars acquisition costs, income/(losses) on interests in nonconsolidated affiliates and amortization of intangible assets.  Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations.  However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operating activities (as a measure of liquidity) as determined in accordance with generally accepted accounting principles.  All companies do not calculate EBITDA in the same manner.  As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

CALCULATION OF ADJUSTED EARNINGS PER SHARE (a)

(UNAUDITED)

	Fourth Quarter Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(In millions, except per share amounts)	2005	2004	2005	2004

(Loss)/income before income taxes and minority interests	$(46.6)	$92.8	$503.2	$528.8
Add/(deduct):
Write-downs, reserves and recoveries	204.3	7.5	248.8	9.6
Caesars acquisition costs	19.1	2.3	55.0	2.3
Project opening costs	4.1	1.7	16.4	9.5
Losses on early extinguishments of debt	1.1	—	3.3	—
Adjusted income before income taxes and minority interests	182.0	104.3	826.7	550.2
Provision for income taxes	(56.6)	(34.5)	(298.2)	(198.5)
Minority interests	(3.0)	(2.3)	(11.9)	(8.6)

Adjusted income from continuing operations	122.4	67.5	516.6	343.1
Discontinued operations, net of tax	(71.8)	17.1	(27.1)	38.2
Add/(deduct):
Gain on sale of discontinued operations, net of tax	(5.6)	—	(25.4)	—
Valuation allowance provided for unrealizable net operating loss carry-forwards related to Harrah’s Tunica	2.2	(2.5)	3.0	(2.5)
Write-downs, reserves and recoveries and project opening costs of discontinued operations	78.6	0.1	78.7	1.3

Adjusted net income	$125.8	$82.2	$545.8	$380.1

Diluted adjusted earnings per share from continuing operations	$0.66	$0.59	$3.44	$3.04
net income	$0.68	$0.72	$3.63	$3.37
Weighted average common and common equivalent shares outstanding	185.0	113.7	150.2	112.9

(a) Adjusted Earnings Per Share (EPS) is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations.  However, Adjusted EPS should not be construed as an alternative to Earnings Per Share as determined in accordance with generally accepted accounting principles.  Adjusted EPS as presented by our Company may not be comparable to similarly titled measures presented by other companies, as such measures may not be calculated consistently.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF PROPERTY EBITDA TO INCOME FROM OPERATIONS

(UNAUDITED)

(In millions)

Fourth Quarter Ended Dec. 31, 2005

	West Region	East Region	North Central Region	South Central Region	Managed and Other	Total

Revenues*	$859.1	$481.4	$462.8	$236.0	$55.4	$2,094.7
Property operating expenses	(624.0)	(342.9)	(360.0)	(175.0)	(58.3)	(1,560.2)
Property EBITDA	235.1	138.5	102.8	61.0	(2.9)	534.5

Depreciation and amortization	(63.7)	(35.1)	(31.2)	(19.1)	(9.4)	(158.5)
Operating profit	171.4	103.4	71.6	41.9	(12.3)	376.0
Amortization of intangible assets	(0.1)	(3.3)	(4.4)	(0.4)	(2.3)	(10.5)
Income on interests in nonconsolidated affiliates					0.6	0.6
Write-downs, reserves and recoveries and project opening costs	(9.7)	(2.6)	(1.9)	(193.2)	(1.0)	(208.4)
Corporate expense					(27.1)	(27.1)
Caesars acquisition costs					(19.1)	(19.1)
Income from operations	$161.6	$97.5	$65.3	$(151.7)	$(61.2)	$111.5

Fourth Quarter Ended Dec. 31, 2004

	West Region	East Region	North Central Region	South Central Region	Managed and Other	Total

Revenues*	$365.3	$178.0	$371.5	$254.2	$20.0	$1,189.0
Property operating expenses	(274.6)	(125.8)	(277.7)	(203.4)	(18.8)	(900.3)
Property EBITDA	90.7	52.2	93.8	50.8	1.2	288.7

Depreciation and amortization	(27.1)	(18.1)	(23.5)	(15.6)	(4.8)	(89.1)
Operating profit	63.6	34.1	70.3	35.2	(3.6)	199.6
Amortization of intangible assets	(0.1)	—	(1.3)	(1.7)	(0.6)	(3.7)
Losses on interests in nonconsolidated affiliates	—	—	—	—	(0.6)	(0.6)
Write-downs, reserves and recoveries and project opening costs	(1.7)	(0.5)	(1.5)	(1.0)	(4.5)	(9.2)
Corporate expense	—	—	—	—	(18.8)	(18.8)
Caesars acquisition costs	—	—	—	—	(2.3)	(2.3)
Income from operations	$61.8	$33.6	$67.5	$32.5	$(30.4)	$165.0

*Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS.  See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF PROPERTY EBITDA TO INCOME FROM OPERATIONS

(UNAUDITED)

(In millions)

Year Ended Dec. 31, 2005

	West Region	East Region	North Central Region	South Central Region	Managed and Other	Total

Revenues*	$2,565.7	$1,485.7	$1,734.4	$1,168.3	$156.9	$7,111.0
Property operating expenses	(1,826.4)	(992.4)	(1,313.6)	(900.6)	(135.2)	(5,168.2)
Property EBITDA	739.3	493.3	420.8	267.7	21.7	1,942.8

Depreciation and amortization	(177.5)	(109.1)	(106.4)	(72.0)	(31.5)	(496.5)
Operating profit	561.8	384.2	314.4	195.7	(9.8)	1,446.3
Amortization of intangible assets	(7.6)	(14.9)	(10.9)	(7.5)	(9.0)	(49.9)
Income on interests in nonconsolidated affiliates					1.2	1.2
Write-downs, reserves and recoveries and project opening costs	(9.7)	(13.8)	(7.4)	(216.4)	(17.9)	(265.2)
Corporate expense					(97.7)	(97.7)
Caesars acquisition costs					(55.0)	(55.0)
Income from operations	$544.5	$355.5	$296.1	$(28.2)	$(188.2)	$979.7

Year Ended Dec. 31, 2004

	West Region	East Region	North Central Region	South Central Region	Managed and Other	Total

Revenues*	$1,514.9	$780.9	$1,299.9	$875.9	$76.7	$4,548.3
Property operating expenses	(1,095.7)	(509.4)	(974.9)	(693.9)	(57.6)	(3,331.5)
Property EBITDA	419.2	271.5	325.0	182.0	19.1	1,216.8

Depreciation and amortization	(106.0)	(70.0)	(83.2)	(50.6)	(17.4)	(327.2)
Operating profit	313.2	201.5	241.8	131.4	1.7	889.6
Amortization of intangible assets	(0.7)	—	(4.7)	(2.7)	(1.3)	(9.4)
Losses on interests in nonconsolidated affiliates	—	—	—	—	(0.9)	(0.9)
Write-downs, reserves and recoveries and project opening costs	(6.5)	(1.7)	12.2	(5.6)	(17.5)	(19.1)
Corporate expense	—	—	—	—	(66.8)	(66.8)
Caesars acquisition costs	—	—	—	—	(2.3)	(2.3)
Income from operations	$306.0	$199.8	$249.3	$123.1	$(87.1)	$791.1

*Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS.  See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.